UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2008
DURA AUTOMOTIVE SYSTEMS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-21139 (Commission File Number)	38-3185711 (IRS Employer Identification No.)
2791 Research Drive, Rochester Hills, Michigan 48309
(Address of Principal Executive Offices, including Zip Code)
(248) 299-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Press Release dated June 20, 2008

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On June 17, 2008, Mr. Tim Trenary, the Company’s current Chief Financial Officer, informed the Company that he intended to resign his position as of June 20, 2008. Effective June 23, 2008, Mr. Nick Preda, a member of the Company’s Board of Directors and Chairman of the Audit Committee, was appointed as Vice President and Chief Financial Officer on an interim basis. A copy of the press release issued by the Company on June 20, 2008 announcing the departure of Mr. Trenary and the appointment of Mr. Preda is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     Mr. Preda has served as a Director of the Company since March 2005. Mr. Preda is currently President of Nick G. Preda & Associates, L.L.C., a company which provides financial counseling services for clients primarily in the Midwest. From June 2001 through September 2003, Mr. Preda was a Principal with BBK, Ltd., an operational and financial consulting firm working with clients primarily in the automotive and other manufacturing industries. From October 1998 through February 2001, Mr. Preda was an Executive Vice President with Bank One, N.A., where he managed various areas working primarily with large corporate domestic clients. Mr. Preda is 62 years old.
     Mr. Preda initial compensation will be $50,000 per month. In addition, Mr. Preda will be entitled to participate on a pro-rated basis in any Executive Bonus payments made during his term of employment. Mr. Preda will be eligible for certain other benefits, including reimbursement for medicial insurance premiums, a Company-provided automobile, weekly travel reimbursement and Company-provided housing in Michigan.
Item 9.01. Financial Statements and Exhibits.
     (a) None
     (b) None
     (c) Exhibits:
99.1	Press Release, dated June 20, 2008, relating to departure of Mr. Trenary and appointment of Mr. Preda as Vice President and Chief Financial Officer.
SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dura Automotive Systems, Inc.
Date: June 23, 2008	By:	/s/ Nick G. Preda
Nick G. Preda
Its: Vice President and Chief Financial Officer